TAUBMAN CENTERS, INC.									MORTGAGE AND OTHER NOTES PAYABLE (a)										Exhibit 99
Debt Summary									INCLUDING WEIGHTED AVERAGE INTEREST RATES AT MARCH 31, 2015
As of March 31, 2015
(in millions of dollars, amounts may not add due to rounding)
			100%		Beneficial Interest	Effective Rate		LIBOR Rate	Principal Amortization and Debt Maturities
Consolidated Fixed Rate Debt:			3/31/2015		3/31/2015	3/31/2015	(b)	Spread	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	Total
Cherry Creek Shopping Center	50.00%		280.0		140.0	5.24%				140.0									140.0
City Creek Center			82.8		82.8	4.37%			1.1	1.5	1.6	1.6	1.7	1.8	1.9	2.0	69.8		82.8
El Paseo Village			15.8	(c)	15.8	3.88%	(c)		15.8										15.8	(o)
The Gardens on El Paseo			82.8	(d)	82.8	4.63%	(d)		0.9	81.9									82.8	(o)
Great Lakes Crossing Outlets			216.2		216.2	3.60%			3.3	4.6	4.8	4.9	5.1	5.3	5.5	5.7	177.0		216.2
The Mall at Short Hills			540.0		540.0	5.47%			540.0										540.0
Total Consolidated Fixed			1,217.6		1,077.6				561.1	228.0	6.3	6.6	6.8	7.1	7.4	7.7	246.8		1,077.6
Weighted Rate			4.93%		4.89%				5.41%	4.98%	3.79%	3.79%	3.79%	3.79%	3.80%	3.80%	3.82%

Consolidated Floating Rate Debt:
The Mall at Green Hills			150.0		150.0	1.77%		1.60%				150.0	(p)						150.0
The Mall of San Juan	80.00%	(e)	202.8	(f)	162.2	2.17%		2.00%			162.2	(f)							162.2
TRG $65M Revolving Credit Facility			0.0		0.0		(g)	1.40%		(g)									0.0
TRG $1.1B Revolving Credit Facility			0.0		0.0		(h)	1.15%					(h)						0.0
Total Consolidated Floating			352.8		312.2						162.2	150.0							312.2
Weighted Rate			2.00%		1.98%						2.17%	1.77%

Consolidated Floating Rate Debt Swapped to Fixed:
TRG Term Loan			475.0		475.0	3.00%	(i)	1.35%					475.0						475.0
Taubman BHO Headquarters			12.0	(j)	12.0	3.49%	(j)											12.0	12.0
Total Consolidated Floating Swapped to Fixed			487.0		487.0								475.0					12.0	487.0
Weighted Rate			3.01%		3.01%								3.00%					3.49%

Total Consolidated			2,057.4		1,876.8				561.1	228.0	168.6	156.6	481.8	7.1	7.4	7.7	246.8	12.0	1,876.8
Weighted Rate			3.97%		3.92%				5.41%	4.98%	2.24%	1.85%	3.01%	3.79%	3.80%	3.80%	3.82%	3.49%
Joint Ventures Fixed Rate Debt:
International Plaza	50.10%		323.8		162.2	4.85%			1.9	2.6	2.7	2.9	3.0	3.1	146.1				162.2
The Mall at Millenia	50.00%		350.0		175.0	4.00%				0.5	3.1	3.2	3.4	3.5	3.6	3.8	3.9	149.9	175.0	(q)
Sunvalley	50.00%		182.3		91.1	4.44%			1.2	1.7	1.8	1.9	2.0	2.1	2.2	78.3			91.1
Taubman Land Associates	50.00%		23.0		11.5	3.84%			0.2	0.2	0.2	0.3	0.3	0.3	0.3	9.7			11.5
Waterside Shops	50.00%		165.0		84.1	(k) 4.19%	(k)		0.8	83.3									84.1	(o)
Westfarms	78.94%		305.7		241.3	4.50%			3.4	4.8	5.0	5.2	5.4	5.7	5.9	205.9			241.3
Total Joint Venture Fixed			1,349.7		765.2				7.5	93.1	12.8	13.4	14.0	14.7	158.1	297.8	3.9	149.9	765.2
Weighted Rate			4.40%		4.41%				4.53%	4.22%	4.43%	4.43%	4.43%	4.43%	4.81%	4.46%	4.00%	4.00%

Joint Ventures Floating Rate Debt:
The Mall at University Town Center	50.00%		206.3	(l)	103.1	1.87%		1.70%		103.1	(l)								103.1
Rate			1.87%		1.87%					1.87%

Joint Venture Floating Rate Debt Swapped to Fixed:
International Plaza	50.10%		174.5		87.4	3.58%	(m)		1.2	1.6	1.7	1.7	1.8	1.9	77.6				87.4
Fair Oaks	50.00%		272.4		136.2	4.10%	(n)		1.5	2.2	2.3	130.2							136.2
Total Joint Venture Floating Swapped to Fixed			446.9		223.6				2.7	3.8	4.0	131.9	1.8	1.9	77.6				223.6
Weighted Rate			3.90%		3.90%				3.87%	3.88%	3.88%	4.09%	3.58%	3.58%	3.58%

Total Joint Venture			2,003.0		1,092.0				10.2	200.0	16.8	145.4	15.8	16.5	235.7	297.8	3.9	149.9	1,092.0
Weighted Rate			4.03%		4.06%				4.36%	3.00%	4.30%	4.12%	4.34%	4.34%	4.40%	4.46%	4.00%	4.00%

TRG Beneficial Interest Totals
Fixed Rate Debt			2,567.3		1,842.8	(c),(d),(k)			568.5	321.1	19.2	20.0	20.9	21.7	165.5	305.4	250.7	149.9	1,842.8
			4.65%		4.69%				5.39%	4.76%	4.22%	4.22%	4.22%	4.23%	4.76%	4.44%	3.82%	4.00%
Floating Rate Debt			559.1		415.4					103.1	162.2	150.0							415.4
			1.95%		1.95%					1.87%	2.17%	1.77%
Floating Rate Swapped to Fixed			933.9		710.6				2.7	3.8	4.0	131.9	476.8	1.9	77.6			12.0	710.6
			3.43%		3.29%				3.87%	3.88%	3.88%	4.09%	3.00%	3.58%	3.58%			3.49%
Total			4,060.4		2,968.9	(c),(d),(k)			571.2	428.0	185.4	301.9	497.7	23.6	243.0	305.4	250.7	161.9	2,968.9
			4.00%		3.97%				5.39%	4.06%	2.42%	2.95%	3.05%	4.18%	4.39%	4.44%	3.82%	3.96%

					Average Maturity Fixed Debt				4
					Average Maturity Total Debt				4

(a)						All debt is secured and non-recourse to TRG unless otherwise indicated.			(j)	Debt is swapped to an effective rate of 3.49% until maturity.
(b)
Includes the impact of interest rate swaps that qualify for hedge accounting, if any, but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt or interest rate cap premiums.
									(k)
Beneficial interest in debt include $1.6 million of purchase accounting premium from acquisition of an additional 25% investment in Waterside Shops which reduces the stated rate on the debt of 5.54% to an effective rate of 4.19% on total beneficial interest in debt.

(c)						Debt includes $0.1 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 4.42% to an effective rate of 3.88%.			(l)
$225 million construction facility which bears interest at LIBOR + 1.70% and decreases to LIBOR + 1.60% upon achieving certain performance measures. Four one-year extension options are available. TRG has provided an unconditional guarantee of 25% of the principal balance of the facility and 50% of the interest. The principal guarantee may be reduced to 12.5% of the outstanding principal balance upon achievement of certain performance measures. Upon stabilization, the unconditional guarantee may be released.

(d)						Debt includes $1.3 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 6.10% to an effective rate of 4.63%.
(e)						In April 2015, the Company increased its ownership in The Mall of San Juan to 95%.
(f)
$320 million construction facility which bears interest at LIBOR + 2.0% and decreases to LIBOR + 1.75% upon achieving certain performance measures. Two one-year extension options are available. TRG has provided an unconditional guarantee of the principal balance and all accrued but unpaid interest during the term of the loan.

									(m)	Debt is swapped to an effective rate of 3.58% until maturity. TRG has provided a several guarantee of 50.1% of the swap obligations.
(g)
Rate floats daily at LIBOR plus spread. Letters of credit totaling $4.9 million are also outstanding on facility. The facility is recourse to TRG and secured by an indirect interest in 40% of The Mall at Short Hills. The facility matures in 2016.
									(n)	Debt is swapped to an effective rate of 4.10% until 2.5 months prior to maturity.
									(o)	Principal amortization includes amortization of purchase accounting adjustments.
(h)
The unsecured facility bears interest at a range of LIBOR + 1.15% to 1.70% with a facility fee ranging from 0.20% to 0.30% based on the Company's total leverage ratio. A one year extension option is available. The facility matures in 2019.
									(p)	A one-year extension option is available.
									(q)
The loan on The Mall at Millenia is interest only until November 2016 and then amortizes principal based on 30 years. The interest only period may be extended until the maturity date provided that the net income available for debt service equals or exceeds a certain amount for the calendar year 2015.

(i)
The unsecured loan bears interest at a range of LIBOR + 1.35% to 1.90% based on the Company's leverage ratio. The LIBOR rate is swapped until maturity to a fixed rate of 1.65%, which results in an effective interest rate in the range of 3.0% to 3.55%.